CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

     This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Daegis Inc. (“Company”) and Steve Bonham (“Employee”) with respect to the following facts:

     A. Employee is presently employed by Company on an at-will basis as Chief Financial Officer.

     B. Employee is voluntarily resigning his employment with Company effective January 17, 2013 (“Separation Date”).

     C. Notwithstanding the above, Company wishes to reach an amicable separation with Employee and assist in Employee’s transition to other employment in exchange for entering into this Separation Agreement.

     D. The parties desire to settle all claims and issues that have, or could have been raised by Employee in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the separation of that employment, on the terms set forth below.

     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

     1. Severance Package. In exchange for the promises set forth herein, Company agrees to provide Employee with the following payments and benefits (“Severance Package”), to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

          1.1 Transition Payment. Although Employee’s employment with Company will terminate on the Separation Date, Employee agrees to make himself reasonably available to answer questions and provide transition assistance through February 28, 2013. In exchange for these limited transition services, Employee will receive Employee’s current base salary for this period of twenty six thousand three hundred ninety four dollars and twenty four cents ($26,394.24) paid out in accordance with Company’s regular payroll process, beginning on the first regular pay day following the Effective Date of this Separation Agreement, as described below in paragraph 11.2, less all appropriate federal and state income and employment taxes (“Transition Payment”).

          1.2 Severance Payment. Company agrees to provide Employee with a severance payment equal to eight (8) months of Employee’s current base salary, one hundred fifty thousand Dollars ($150,000), less all appropriate federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be paid out in equal installments over an eight (8) month period, in accordance with Company’s regular payroll process, beginning on the later of (a) the first regular pay day following the Effective Date of this Separation Agreement, as described below in paragraph 11.2, or (b) Company’s first regular pay day occurring in March 2013.

          1.3 Continuation of Group Health Benefits. Company agrees to pay the premiums required to continue Employee’s group health care coverage, including medical, dental and vision through October 2013, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA and does not become eligible for health care coverage through another employer during this period.

          1.4 Transfer of Employee’s Cellular Telephone. Company agrees to transfer to Employee the ownership of the cell phone (“Equipment”) issued to Employee by Company during Employee’s employment. Provided, however, Employee shall immediately return the Equipment to Company and allow Company to and remove all Company information from the Equipment.

     2. General Release.

          2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company, and the termination of employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. For a period of one year from the Separation Date, Employee will remain indemnified under the Company’s officer indemnification policy and as a covered officer under the Company’s D&O insurance policy.

          2.2 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

          2.3 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

          2.4 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          2.5 Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

     3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee waives any right which Employee has or may have under 1542 to the full extent Employee may lawfully waive such rights pertaining to this general release of claims.

     4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency, related to the matters released in this Separation Agreement.

     5. Resignation of Employment. Employee agrees to resign his employment and position with Company effective as of the Separation Date and to execute and return all documentation necessary to effectuate such resignation, including a formal letter of resignation.

     6. Nondisparagement. Both parties agree that they will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of each other or any of the other Released Parties.

     7. Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package, all Company property (other than the Equipment identified in paragraph 1) must be returned to Company on or within 5 business days after the Separation Date. By signing this Separation Agreement, Employee represents that Employee has returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control. Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

     8. Confidentiality. Employee agrees to keep the terms of this Separation Agreement confidential, except that Employee may confidentially disclose the fact and terms of this Separation Agreement to Employee’s immediate family and attorney or accountant, if any, as needed for legal or tax advice, but in no event may Employee discuss this Separation Agreement or its terms with any current, former or prospective employee of Company.

          8.1 Nothing in this Separation Agreement shall prohibit either party from making truthful statements in any legal proceedings or as otherwise required by law.

          8.2 Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of the Company’s Employee Proprietary Information and Inventions Agreement previously signed by Employee.

     9. Affirmation. Employee affirms that other than the Transition Payment and Severance Payment referenced herein, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled.

     10. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

     11. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.

          11.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

          11.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Tim Bacci, Daegis Inc. Board Director, on or before the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with paragraph 1 above and its subparts, after the Effective Date of this Separation Agreement.

          11.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

     12. No Solicitation. Employee agrees that for a period of one year following the Separation Date, Employee will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

     13. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

     14. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

     15. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

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     16. Entire Agreement; Modification. This Separation Agreement, including the Unify Corporation 2001 Stock Option Plan and Unify Corporation 2010 Stock Plan, as applicable, and the surviving provisions of the Company’s Employee Proprietary Information and Inventions Agreement previously signed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	January 21, 2013	By:	/s/ STEVE BONHAM
Steve Bonham

Daegis Inc.

Dated:	January 21, 2013	By:	/s/ RICHARD M. BROOKS
Richard M. Brooks
Daegis Inc. Board Director